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August 15, 2007

Heritage Oaks Bancorp 545 12th Street Paso Robles, CA 93446
Business First National Bank 1035 State Street Santa Barbara, CA 93101

Gentlemen:

We have acted as special tax counsel to Heritage Oaks Bancorp, a registered bank holding company organized under the laws of the State of California (“Heritage Oaks”), in connection with the merger (the “Merger”), pursuant to an Agreement to Merge and Plan of Reorganization dated as of May 29, 2007 (the “Merger Agreement”), of Business First National Bank, a national banking association (“Business First”), with and into Heritage Oaks Bank (the “Bank”), a wholly-owned subsidiary of Heritage Oaks. This opinion is being delivered in connection with the filing by Heritage Oaks with the Securities and Exchange Commission (the “SEC”) on or about the date hereof, of a Registration Statement on Form S-4 (the “Registration Statement”), in which a proxy statement to be sent to the shareholders of Business First soliciting their approval of the Merger and the Merger Agreement (the “Proxy Statement”) will be included as a prospectus.

We have reviewed the Merger Agreement, the Registration Statement, the form of agreement of merger to be entered into with respect to the Merger, the Certificate of Heritage Oaks and Business First setting forth customary representations as to certain matters relating to each of them and their shareholders, and such other materials as we have deemed necessary or appropriate to review as a basis for our opinion. In addition, we have made such investigations of law as we have deemed appropriate as a basis for our opinion.

In our examination, we have assumed, without independent investigation: the legal capacity of all individuals; the genuineness of all signatures; the enforceability of all documents in accordance with their terms; the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies; that the Merger will be duly and validly authorized and approved; that the Merger will be consummated in accordance with the Merger Agreement, the Proxy Statement and the Registration Statement, and that none of the terms and conditions contained therein will be waived or modified in any respect; the accuracy (as of the date hereof and as of the effective date of the Merger (the “Effective Date”), respectively) of all facts, representations and factual information set forth in the documents referenced herein; and that the parties to the transaction will report the federal income tax and financial accounting consequences of the Merger consistent with the Merger Agreement and the conclusions set forth below.

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LONDON AFFILIATE: KATTEN MUCHIN ROSENMAN CORNISH LLP

A limited liability partnership including professional corporations

Heritage Oaks Bancorp
Business First National Bank
August 15, 2007

Based upon the foregoing, and in reliance thereon, it is our opinion that, under current U.S. federal income tax law:

(1)
The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of Heritage Oaks, the Bank and Business First will be a party to the reorganization within the meaning of Section 368(b) of the Code.

(2)	No gain or loss will be recognized by Heritage Oaks, the Bank or Business First in the Merger.

(3)
No gain or loss will be recognized by Business First stockholders on the conversion of their shares of Business First common stock into shares of Heritage Oaks common stock in the Merger, except with respect to any cash paid to them in lieu of fractional shares. Gain (but not loss) will be recognized by Business First stockholders on their receipt of cash (in addition to any cash received in lieu of fractional shares) in exchange for their shares of Business First common stock in the Merger.

(4)
The aggregate basis of Heritage Oaks common stock received by Business First stockholders in the Merger will be the same as the aggregate basis of the Business First common stock for which it is exchanged, reduced by any basis attributable to fractional shares for which cash is received and by any additional cash received in the Merger, and increased by any taxable gain recognized in the Merger (other than gain recognized on account of receiving cash in lieu of fractional shares).

(5)
The holding period of Heritage Oaks common stock received in exchange for shares of Business First common stock in the Merger will include the holding period of the Business First common stock for which it is exchanged, provided that the shareholder holds such Business First common stock as a capital asset on the Effective Date.

In rendering this opinion, we are expressing our views only as to U.S. federal income tax law. Our opinion is based on the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

Heritage Oaks Bancorp
Business First National Bank
August 15, 2007

This opinion only addresses the U.S. federal income tax consequences for those Business First stockholders whose federal income tax consequences are described in the section titled “Material Federal Income Tax Consequences” in the Registration Statement, and does not address the U.S. federal income tax consequences for any other Business First stockholders.

Except for the conclusions set forth above, we are expressing no opinions as to any other aspects (tax or legal) of the transactions contemplated by the Merger Agreement and the documents referenced herein.

We hereby consent to the use of our name under the caption “Material Federal Income Tax Consequences” in the Proxy Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Very truly yours,

/s/

KATTEN MUCHIN ROSENMAN LLP